Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The board of directors
Statoil ASA

We consent to the use of our reports dated 11 March 2013, with respect to the consolidated balance sheet of Statoil ASA as of 31 December 2012, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of 31 December 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. The audit report covering the 31 December 2012 financial statements refers to changes in the policy for classification in the balance sheet of short-term financial investments with less than three months to maturity and the policy for presentation of changes in current financial investments in the statement of cash flows.

/s/ KPMG AS

Stavanger, Norway
3 May 2013